EXHIBIT 99.1

                    Contacts: Gerald B. Andrews or John W. Johnson
                              Johnston Industries, Inc.
                              (706) 641-3140

                              Pat Westring or Joel Pomerantz
                              The Dilenschneider Group
                              (212) 922-0900

    JOHNSTON INDUSTRIES, INC. COMPLETES ACQUISITION OF JUPITER

        COLUMBUS, GA, March 29 -- Johnston Industries, Inc. (NYSE:JII), a diversified textile manufacturing firm, said today it has completed the previously announced acquisition of the remaining publicly held shares of its majority subsidiary, Jupiter National, Inc., for approximately $39.2 million in cash including related transactions. Minority shareholders of Jupiter, who approved the transaction at a special meeting earlier this month, will receive
$33.97 per share for their Jupiter stock.

        In order to obtain the funds necessary to finance the acquisition and related transactions, and to refinance the company's existing debt, Johnston obtained a $160 million secured credit facility from a syndicate of financial institutions.

        Jupiter's textile unit, Wellington Sears Company is one of the oldest and most respected names in the textile manufacturing sector, and will be operated as a division of Johnston along with Johnston's existing operating units -- Opp and Micolas Mills, Southern Phenix Textiles, and Johnston Industries Composite Reinforcements. Johnston does not intend to continue Jupiter's venture capital business, and is exploring alternatives to dispose of the venture capital investment portfolio. The net proceeds of the sale of the investment portfolio will be used to repay debt.

        Johnston Industries, Inc. is a diversified manufacturer of textile fabrics with annual sales of approximately $350 million. In addition to Wellington Sears, its other operating units -- Opp and Micolas Mills and Southern Phenix Textiles -- produce woven and non-woven textiles for the industrial and home furnishings sector and, to a lesser extent, for the basic automotive and apparel sectors.

        The company's newest venture, Johnston Industries Composite Reinforcements, Inc. makes VECTROPLY (R) and other sophisticated multiaxial non-crimp reinforcing fabrics from fiberglass, carbon and aramid fibers used in engineering composites for a wide variety of applications.

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